Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Form S-8 Registration Statement of our reports dated April 29, 2008, relating to the consolidated financial statements and financial statement schedule of Apogee Enterprises, Inc. (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the change in the methods of accounting for uncertain tax positions in the year ended March 1, 2008, and share-based compensation and defined benefit pension and other postretirement plans in the year ended March 3, 2007) and the effectiveness of Apogee Enterprises, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Apogee Enterprises, Inc. for the year ended March 1, 2008, and our report dated June 27, 2008, appearing in the Annual Report on Form 11-K of Apogee Enterprises, Inc. 401(k) Retirement Plan for the year ended December 31, 2007.

/s/ Deloitte & Touche LLP

Minneapolis, Minnesota

October 7, 2008